Exhibit 99(a)(1)(L)

SUPPLEMENT NO. 2 TO

OFFER TO PURCHASE FOR CASH

Any and All of the Outstanding Shares of Common Stock and Any and

All of the Outstanding American Depositary Shares (each representing 30 shares of Common Stock)

of

ENDESA AMÉRICAS S.A.

at a Purchase Price of

Ch$300 Per Share of Common Stock or

Ch$9,000 Per American Depositary Share (each representing 30 shares of Common Stock)

by

ENERSIS AMÉRICAS S.A.

THIS U.S. OFFER AND THE CORRESPONDING TENDER WITHDRAWAL RIGHTS WILL EXPIRE AT 4:30 P.M., NEW YORK CITY TIME, ON OCTOBER 28, 2016 OR SUCH LATER TIME AND DATE TO WHICH THE U.S. OFFER IS EXTENDED AND IS INTENDED TO COINCIDE WITH THE EXPIRATION OF THE CONCURRENT CHILEAN OFFER (AS DEFINED BELOW) AS WELL AS WITH THE EXPIRATION OF THE STATUTORY MERGER DISSENTERS’ WITHDRAWAL RIGHTS THAT YOU MAY EXERCISE IN CONNECTION WITH PROPOSED MERGER OF ENDESA AMÉRICAS AND CHILECTRA AMÉRICAS S.A. WITH AND INTO ENERSIS AMÉRICAS.

The offering price in the offer is below the recent market price of the shares of common stock and American Depositary Shares (“ADSs”) of Endesa Américas. If you decide not to (i) tender your shares or ADSs in either the U.S. Offer or the Chilean Offer or (ii) sell your shares or ADSs in the open market, you may exercise statutory merger dissenters’ withdrawal rights in connection with the proposed merger and receive cash in the amount of Ch$299.64 for your shares. ADS holders must cancel their ADSs and become holders of shares on or before the Chilean record date in order to exercise statutory merger dissenters’ withdrawal rights. See the Summary Term Sheet and “Special Factors — Section 4. Plan After the Offers” of the Offer to Purchase.

The following information amends and supplements the Offer to Purchase dated September 14, 2016, as amended and supplemented by the Supplement dated September 20, 2016, (the “Offer to Purchase”) of Enersis Américas S.A. (“Enersis Américas”) relating to the offer by Enersis Américas to purchase all outstanding shares of common stock of Endesa Américas, other than shares of common stock currently owned by Enersis Américas, (such shares, the “Shares”) from all holders of shares resident in the United States at a purchase price of Ch$300 per Share and all outstanding American Depositary Shares of Endesa Américas (the “ADSs”) from all holders of ADSs at a purchase price of Ch$9,000 per ADS (or the equivalent in U.S. dollars as calculated on the next business day that the foreign exchange market is open in Chile subsequent to the announcement of the results of the Offers (as defined below)), less applicable withholding taxes and distribution fees, upon the terms and subject to certain conditions described in the Offer to Purchase and in the related form of acceptance and letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the “U.S. Offer”). Through a concurrent offer in Chile, Enersis Américas is offering to purchase any and all of the outstanding Shares at the same purchase price of Ch$300 per Share, other than Shares currently owned by Enersis Américas, including shares held by holders resident in the United States (the “Chilean Offer” and, together with the U.S. Offer, the “Offers”).

The Offers are conditioned on (i) the approvals of the merger of Endesa Américas and Chilectra Américas S.A. (“Chilectra Américas”) with and into Enersis Américas by the respective shareholders of Enersis Américas, Endesa Américas and Chilectra Américas at separate extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas, (ii) less than 10% of the outstanding shares of Enersis Américas, 10% of the outstanding shares of Endesa Américas and 0.91% of the outstanding shares of Chilectra Américas exercising the statutory merger dissenters’ withdrawal rights in connection with the merger, provided that no shareholder will own more than 65% of Enersis Américas on the expiration date of the period to exercise statutory merger dissenters’ withdrawal rights by dissenting shareholders, considering the number of shares in the new share capital of Enersis Américas to be approved by the extraordinary shareholders’ meetings of Enersis Américas, Chilectra Américas and Endesa Américas, and (iii) the absence of any material adverse effect on the business, results of operations and financial condition of Endesa Américas and its subsidiaries, taken as a whole, subject to certain exceptions.

Under Chilean law, the initial offering period of the Chilean Offer may not exceed 30 calendar days and may then be extended one time for a period of between 5 to 15 calendar days. The initial 30-day offering period of the Chilean Offer was scheduled to expire on October 13, 2016; however, Enersis Américas has extended the Chilean Offer offering period to October 28, 2016, in accordance with Chilean law, to coincide with the expiration of the initial U.S. Offer period. In the event that the Chilean Offer is extended beyond October 28, 2016 for any reason, Enersis Américas intends to also extend the U.S. Offer so that the U.S. Offer offering period coincides with the offering period set forth for the Chilean Offer.

This transaction has not been approved or disapproved by the SEC, any state securities commission, the Chilean Superintendencia de Valores y Seguros or the securities regulatory authorities of any other jurisdiction, nor has the SEC, any state securities commission, the Chilean Superintendencia de Valores y Seguros or the securities regulatory authorities of any other jurisdiction passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Dealer Manager

BTG Pactual

The date of this Supplement No. 2 to the Offer to Purchase is September 30, 2016.

To U.S. Holders of Shares of Common Stock and Holders of American Depositary Shares

of Endesa Américas S.A. (“Endesa Américas”):

INTRODUCTION

The following information amends and supplements the Offer to Purchase dated September 14, 2016, as amended and supplemented by the Supplement dated September 20, 2016, (the “Offer to Purchase”) of Enersis Américas S.A. (“Enersis Américas”), a publicly held limited liability company (sociedad anónima abierto) organized and existing under the laws of the Republic of Chile and a subsidiary of Enel S.p.A. (“Enel”), a publicly held stock corporation organized and existing under the laws of Italy. Enersis Américas is offering to purchase (1) any and all of the outstanding shares of common stock, no par value (the “Shares”), of Endesa Américas S.A., a publicly held limited liability company organized and existing under the laws of the Republic of Chile, other than Shares currently owned by Enersis Américas, from all holders of Shares resident in the United States (the “U.S. Holders”) for Ch$300 per Share and (2) any and all of the outstanding American Depositary Shares (“ADSs”) of Endesa Américas, each representing 30 Shares, for Ch$9,000 per ADS (less any applicable withholding taxes and distribution fees), in each case payable in United States dollars based upon the weighted average exchange rate for the foreign currency conversions of such Chilean peso amounts effected by Banco Santander Chile on behalf of Enersis Américas on the business day that the foreign exchange market is open in Chile subsequent to the announcement of the results of the Offers, in cash and without interest thereon and subject to any required withholding of taxes and distribution fees (the “U.S. Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Form of Acceptance and ADS Letter of Transmittal (which, as the same may be amended and supplemented from time to time, constitute the “U.S. Offer”).

Concurrent with the U.S. Offer, Enersis Américas is offering to purchase (the “Chilean Offer” and, together with the U.S. Offer, the “Offers”) from all holders of Shares (including Shares held by U.S. Holders) any and all of the outstanding Shares, other than Shares currently owned by Enersis Américas, for Ch$300 per Share, in cash and without interest and subject to any required withholding of taxes. The Chilean Offer is being made on substantially the same terms as the U.S. Offer. Except as otherwise required by applicable law and regulations, Enersis Américas intends to consummate the U.S. Offer concurrently with the Chilean Offer.

Capitalized terms used in this Supplement No. 2 and not defined herein have the meanings set forth in the Offer to Purchase.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares or ADSs pursuant to the U.S. Offer. You should rely only on the information contained in the Offer to Purchase, as supplemented by this Supplement No. 2, the related Form of Acceptance, the related ADS Letter of Transmittal and the ADS Notice of Guaranteed Delivery to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the U.S. Offer other than those contained in the Offer to Purchase, as supplemented by this Supplement No. 2, the related Form of Acceptance, the related ADS Letter of Transmittal or the ADS Notice of Guaranteed Delivery. If anyone makes any recommendation or gives any information or representation regarding the U.S. Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, Computershare Trust Company, N.A., as U.S. tender agent of Enersis Américas for the Shares in the U.S. Offer, Citibank, N.A., as tender agent of Enersis Américas for the ADSs in the U.S. Offer, BTG Pactual US Capital, LLC, as dealer manager for the U.S. Offer, or Georgeson LLC, as information agent for the U.S. Offer. You should not assume that the information provided in the U.S. Offer, this Supplement No. 2 or the Offer to Purchase is accurate as of any date other than the respective dates of the documents.

Subject to applicable law (including Rule 14e-1 under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of the Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in the Offer to Purchase is correct as of any time after the date of the Offer to Purchase or the respective dates of the documents incorporated therein by reference or that there has been no change in the information included or incorporated by reference therein or in the affairs of Enersis Américas or any of its subsidiaries or affiliates since the date thereof or the respective dates of the documents incorporated therein by reference.

THE U.S. OFFER

Section 12.         Conditions to the U.S. Offer

The section of the Offer to Purchase entitled “The U.S. Offer — Section 12. Conditions to the U.S Offer” is hereby amended to amend and restate the definition of “Material Adverse Effect” to include a clarification included in the Chilean Offer conditions made in response to comments received from the Chilean Superintendence of Securities and Insurance (the “SVS”) as follows:

“Material Adverse Effect” means any change, effect or occurrence that, individually or in the aggregate, has a material adverse effect on the business, results of operations or financial condition of Endesa Américas and its subsidiaries, taken as a whole, with the understanding that any such change, effect or occurrence will be considered a material adverse effect if it has an impact of US$ 100 million or more; provided that for purposes of determining a Material Adverse Effect, any changes, effects or occurrences originating or attributable to any of the following causes, individually or in the aggregate, will not be taken into account: (i) any change in the general economic conditions in Chile, or of its financial markets, unless the respective change, effect or occurrence disproportionately affects Endesa Américas; (ii) any change or condition that affects the market for the generation, distribution, transmission, transformation and/or sale of electrical energy in Chile, unless the respective change or condition disproportionately affects Endesa Américas; (iii) any change in the applicable accounting standards or any adoption, proposal, implementation or change in legal rules or regulations for Endesa Américas or of the official interpretation of the same (including in tax matters); (iv) the commencement or escalation of war hostilities or any act of terrorism or civil disturbances in or involving Chile, unless the change, effect or occurrence disproportionately affects Endesa Américas; (v) the worsening of global conditions or conditions in Chile, in terms of the economy, business, regulatory, politics, market conditions, or the decline of the stock market in the U.S., Chile, Europe, or other countries, or in the shares of Enel, or of Endesa Américas, or in the global or local financial or capital markets, or the worsening of the cost of credit or access to loans, in general terms, of Enersis Américas, unless the change, effect or occurrence disproportionately affects Endesa Américas; (vi) the elimination of the euro or the discontinuation of the euro by the countries that currently use the euro as their official currency; (vii) any change resulting or arising from hurricanes, earthquakes, floods, other natural disasters or force majeure, unless such change, effect or occurrence disproportionately affects Endesa Américas; or (viii) if Endesa Américas does not achieve any of its internal or public projections, guidance or estimates of performance, revenues or profits. For purposes of this definition the word “disproportionately” means with respect to clauses (i), (ii), (iv), (v) and (vii): (a) that the profits on a monthly basis, for the three consecutive calendar months beginning with the month in which the respective event occurs, has been negatively affected in an amount that is equivalent to 100% of the monthly average of the profits calculated during the period of 12 months prior to the month in which the event occurs; (b) that the negative impact on the monthly profit during the three month period referenced in (a) above would be a direct consequence of the occurrence of one of such events; and (c) that the same event has negatively impacted Endesa Américas in an amount at least two times more than the two main competitors of Endesa Américas in the Chilean market.

The ADS Letter of Transmittal, certificates for Shares, ADRs and any other required documents should be sent or delivered by each Share or ADS holder of Endesa Américas who wishes to participate in the U.S. Offer or such Share or ADS holder’s broker, dealer, commercial bank, trust company or other nominee, to the U.S. Share Tender Agent or ADS Tender Agent, as applicable, by the Expiration Date at one of the addresses set forth below:

The U.S. Share Tender Agent for the U.S. Offer is:

Computershare Trust Company, N.A.

By First Class Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Registered or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Fax Number:

617-360-6810

Confirmation Telephone Number:

781-575-2332

The ADS Tender Agent for the U.S. Offer is:

Citibank, N.A.

By Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Confirmation Telephone Number:

1-877-248-4237 (in case of lost ADRs)

973-461-7021 (in case of ADS cancellations)

Questions or requests for assistance may be directed to the Information Agent at its telephone number set forth below. Questions or requests for assistance or additional copies of this Supplement No. 2, the Supplement dated September 20, 2016, the Offer to Purchase, the Form of Acceptance, the ADS Letter of Transmittal and the ADS Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number set forth below. Share or ADS holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

Georgeson LLC

Telephone Number: + 1 866-682-6148

The Dealer Manager for the U.S. Offer is:

BTG Pactual